Exhibit 99.1

Mercantile Bank Corporation Reports Strong Second Quarter 2015 Results

Sustained strength in core profitability and loan originations support 2015 outlook

GRAND RAPIDS, Mich., July 21, 2015 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $6.6 million, or $0.39 per diluted share, for the second quarter of 2015, compared with net income of $1.5 million, or $0.13 per diluted share, for the prior-year period. The second quarter of 2014 results included $3.5 million in pre-tax merger-related costs, which amounted to $2.4 million after tax, or $0.21 per share. Excluding these costs, adjusted net income in the year-ago quarter was $3.9 million and adjusted earnings per diluted share was $0.34. The year-ago second quarter included the consolidated results of Firstbank Corporation (“Firstbank”) for June only.

Second quarter 2015 highlights:

●	Core profitability remains strong
●	Net interest margin remains stable and robust
●	Significant increase in mortgage banking income
●	New commercial term loan originations of approximately $120 million
●	Commercial loan pipeline remains strong
●	Significant reduction in nonperforming assets
●	Volume of loans past due 30- to 89-days remains low
●	Approximately 463,000 shares repurchased during the first six months of 2015
●	Capital ratios remain strong

“Mercantile continued its strong 2015 performance with a healthy quarter that reflects sustained strength in core profitability and our position as a leader in our markets,” said Michael Price, Chairman and Chief Executive Officer of Mercantile. “Our sound balance sheet and earnings performance, along with our success in fostering new customer relationships, gives us confidence that the strong performance in the first half of 2015 will extend into the remainder of the year.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $29.1 million during the second quarter of 2015, up $11.2 million or 62.9 percent from the prior-year second quarter. Net interest income during the second quarter of 2015 was $25.0 million, up $9.5 million or 61.0 percent from the second quarter of 2014, reflecting an increase in average earning assets of 52.2 percent and an increased net interest margin.

The net interest margin was 3.83 percent in the second quarter of 2015, up from 3.62 percent in the second quarter of 2014. The increase in the net interest margin was due to a decline in the cost of funds, in large part reflecting Firstbank’s lower-cost deposit base. Compared to the first quarter of 2015, the yield on total earning assets remained virtually unchanged despite the continuing low interest rate environment and competitive pressure on loan yields. The yield on total earning assets remained relatively stable as earning assets were shifted out of low-yielding securities and overnight funds into the higher-yielding loan portfolio, capitalizing on an opportunity presented by the merger with Firstbank. Average loans represented about 81 percent of average earning assets during the second quarter of 2015, up from approximately 80 percent during the first quarter of 2015, and management believes that Mercantile has further opportunity to improve the earning asset mix.

As expected, net interest income and the net interest margin were affected during the second quarter of 2015 by purchase accounting accretion and amortization entries associated with the fair value measurements recorded effective June 1, 2014.  An increase of $1.5 million in interest income on loans and a decrease of $0.6 million in interest expense on deposits and FHLB advances were recorded during the second quarter of 2015. In addition, an increase in interest expense on subordinated debentures totaling $0.2 million was recorded. Mercantile expects to continue to record adjustments in interest income on loans and interest expense on subordinated debentures in future periods; however, the adjustments to interest expense on deposits and FHLB advances will no longer occur after July of 2015 in accordance with our fair value measurements at the time of the merger.  It is anticipated that the resulting increase in interest expense will negatively affect the net interest margin by approximately eight to ten basis points after July 31, 2015.  Mercantile expects to partially mitigate this negative impact by continuing to reallocate the earning asset mix by investing excess lower-yielding overnight funds and cash flows from lower-yielding investments into higher-yielding loans.

Noninterest income during the second quarter of 2015 was $4.0 million, up $1.7 million or 75.7 percent from the prior-year second quarter. Substantially all categories of fee income were higher in the current-year second quarter compared to the respective 2014 period as a result of the merger, most notably mortgage banking income, credit and debit card income and service charges on accounts. Compared to the first quarter of 2015, mortgage banking income increased approximately 45 percent, primarily reflecting a seasonal increase in purchase activity.

Mercantile recorded a negative $0.6 million provision for loan losses during the second quarter of 2015 compared to a negative $0.7 million provision during the respective 2014 period. The negative provisions are the result of several factors, including recoveries of previously charged-off loans, reversals of specific reserves and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve.

Noninterest expense totaled $20.4 million during the second quarter of 2015, up $4.3 million or 26.7 percent from the prior-year second quarter. The increase in noninterest expense was mainly attributable to higher costs necessary to operate the combined company, as second quarter 2014 results included only one month of costs operating as a combined company, but also included merger-related costs of $3.5 million.

Mr. Price continued: “We are very pleased with our ability to maintain the stability of our net interest margin in light of industry-wide margin compression. Our ongoing strategic initiative to fund loan growth through reductions in lower-yielding securities and overnight investments should continue to help mitigate the negative impact of competitive loan pricing pressures on our earning asset yield during the remainder of 2015. We have also implemented certain fee enhancement and cost reduction initiatives that should have a positive impact on profitability during future periods.”

Balance Sheet

Total loans increased $82.6 million, or 4.0 percent, to $2.17 billion in the first half of 2015. Loan growth in the six-month period was at an approximately 8 percent annualized rate. As of June 30, 2015, total assets were $2.88 billion, down $17.4 million or 0.6 percent from December 31, 2014. Compared to June 30, 2014, total assets decreased $3.3 million, or 0.1 percent, and total loans increased $98.4 million, or 4.7 percent.

Approximately $120 million and $220 million in new commercial term loans to new and existing borrowers were originated during the second quarter and first six months of 2015, respectively, as ongoing sales and relationship building efforts have led to increased lending opportunities. As of June 30, 2015, unfunded commitments on commercial construction and development loans totaled approximately $125 million; these commitments are expected to be largely funded over the next 12 to 18 months.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We are very pleased with the level of new loan originations during the second quarter of 2015, continuing the momentum generated during the past few years. Our lending staff has taken advantage of the business opportunities afforded us in our expanded market area by developing new relationships and has continued to meet the credit needs of our existing customers, while maintaining a disciplined approach to loan quality and pricing. Based on the strength of our existing loan pipeline and our continuing focus on building new relationships, we are confident that we will continue to grow the loan portfolio during upcoming periods.”

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing 55 percent of total loans as of June 30, 2015. Non-owner occupied commercial real estate (“CRE”) loans and owner-occupied CRE loans equaled 28 percent and 19 percent of total loans, respectively, as of June 30, 2015.  Commercial and industrial loans represented 29 percent of total loans as of June 30, 2015.

As of June 30, 2015, total deposits were $2.28 billion, up $1.9 million from December 31, 2014, and down $24.5 million from June 30, 2014; local deposits were up $41.6 million since year-end 2014 and $27.5 million since June 30, 2014. The decline in total deposits from June 30, 2014, primarily reflects the strategy of reducing wholesale funding enabled by the strong core funding base provided by the merger with Firstbank. Growth in local deposits was primarily driven by new commercial loan relationships. Wholesale funds were $184 million, or approximately 7 percent of total funds, as of June 30, 2015.

Asset Quality

Nonperforming assets (“NPAs”) at June 30, 2015 were $10.1 million, or 0.4 percent of total assets, compared to $27.9 million, or 1.0 percent of total assets, as of March 31, 2015, and $31.4 million, or 1.1 percent of total assets, as of December 31, 2014. The substantial reduction in NPAs during the second quarter of 2015 was primarily due to the resolution of one commercial loan relationship, which accounted for approximately 76 percent of total NPAs at March 31, 2015. Mercantile and the borrower worked cooperatively to achieve an orderly sale of the company, and while the sale did result in a significant charge-off, the charge-off was less than the amount that had been established as a specific reserve in prior quarters.

Net loan charge-offs were $3.9 million during the second quarter of 2015 compared with net loan recoveries of $1.4 million and $0.6 million during the linked quarter and prior-year second quarter, respectively. Of the $4.4 million in gross loan charge-offs recorded during the second quarter of 2015, $4.2 million was related to the commercial loan relationship referenced above.

Capital Position

Shareholders’ equity totaled $329 million as of June 30, 2015, an increase of $0.8 million from year-end 2014. The Bank’s capital position remains above “well-capitalized” with a total risk-based capital ratio of 13.8 percent as of June 30, 2015, compared to 14.4 percent at December 31, 2014. At June 30, 2015, the Bank had approximately $94 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 16,571,474 total shares outstanding at June 30, 2015. As part of a $20 million common stock repurchase program announced in January of 2015, Mercantile repurchased approximately 463,000 shares at a weighted average all-in cost per share of $19.67 during the first six months of 2015, representing approximately 46 percent of the authorized program.

“It is fair to say that the Mercantile/Firstbank merger assimilation process is complete, and the staff is working together very well as one team focused on common forward-looking strategic goals,” observed Samuel G. Stone, Executive Vice President of Mercantile. “The most important priority right now, as identified in our strategic plan, is to grow revenues profitably from quality customers, leveraging the resources of the combined company. With this in mind and the financial performance that is being achieved this year, I am pleased to look forward to beginning my retirement in January after participating in the strategic planning process this fall.”

Mr. Price concluded: “We believe Mercantile is well-positioned to continue its success in future periods. Our 2015 performance thus far is in line with our high expectations and has benefitted from the full realization of cost saves that were expected as a result of our merger with Firstbank. Our margin reflects the realization of balance sheet opportunities brought about by the merger, and the potential for ongoing benefit remains. We will continue to focus on being a premier community bank by developing strong customer relationships and delivering a wide-range of products and services. Based on our strong balance sheet, the earnings momentum generated during the first half of the year, and our continuing efforts to identify new business opportunities, we are optimistic about our ability to further enhance shareholder value.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $2.9 billion and operates 53 banking offices serving communities in central and western Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; our ability to realize the anticipated benefits of our merger with Firstbank Corporation; our ability to compete in the highly competitive banking and financial services industry; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman and Chief Executive Officer	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation
Second Quarter 2015 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	JUNE 30,	DECEMBER 31,	JUNE 30,
	2015	2014	2014
ASSETS
Cash and due from banks	$44,811,000	$43,754,000	$58,730,000
Interest-bearing deposits	83,774,000	117,777,000	48,150,000
Federal funds sold	9,846,000	11,207,000	11,973,000
Total cash and cash equivalents	138,431,000	172,738,000	118,853,000

Securities available for sale	373,446,000	432,912,000	475,275,000
Federal Home Loan Bank stock	7,567,000	13,699,000	19,226,000

Loans	2,171,832,000	2,089,277,000	2,073,482,000
Allowance for loan losses	(16,561,000)	(20,041,000)	(20,856,000)
Loans, net	2,155,271,000	2,069,236,000	2,052,626,000

Premises and equipment, net	47,902,000	48,812,000	49,003,000
Bank owned life insurance	58,409,000	57,861,000	55,693,000
Goodwill	49,473,000	49,473,000	50,870,000
Core deposit intangible	14,061,000	15,624,000	17,213,000
Other assets	31,384,000	33,024,000	40,523,000

Total assets	$2,875,944,000	$2,893,379,000	$2,879,282,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$612,222,000	$558,738,000	$515,646,000
Interest-bearing	1,666,572,000	1,718,177,000	1,787,615,000
Total deposits	2,278,794,000	2,276,915,000	2,303,261,000

Securities sold under agreements to repurchase	152,081,000	167,569,000	124,108,000
Federal Home Loan Bank advances	48,000,000	54,022,000	57,044,000
Subordinated debentures	54,813,000	54,472,000	54,131,000
Accrued interest and other liabilities	13,285,000	12,263,000	24,600,000
Total liabilities	2,546,973,000	2,565,241,000	2,563,144,000

SHAREHOLDERS' EQUITY
Common stock	310,136,000	317,904,000	318,452,000
Retained earnings	18,766,000	10,218,000	673,000
Accumulated other comprehensive income (loss)	69,000	16,000	(2,987,000)
Total shareholders' equity	328,971,000	328,138,000	316,138,000

Total liabilities and shareholders' equity	$2,875,944,000	$2,893,379,000	$2,879,282,000

Mercantile Bank Corporation
Second Quarter 2015 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	SIX MONTHS ENDED	SIX MONTHS ENDED
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014
INTEREST INCOME
Loans, including fees	$25,587,000	$16,657,000	$50,898,000	$28,756,000
Investment securities	2,012,000	1,767,000	4,234,000	3,184,000
Other interest-earning assets	64,000	58,000	120,000	130,000
Total interest income	27,663,000	18,482,000	55,252,000	32,070,000

INTEREST EXPENSE
Deposits	1,775,000	2,272,000	3,675,000	4,307,000
Short-term borrowings	39,000	27,000	76,000	49,000
Federal Home Loan Bank advances	151,000	156,000	303,000	306,000
Other borrowed money	657,000	474,000	1,308,000	791,000
Total interest expense	2,622,000	2,929,000	5,362,000	5,453,000

Net interest income	25,041,000	15,553,000	49,890,000	26,617,000

Provision for loan losses	(600,000)	(700,000)	(1,000,000)	(2,600,000)

Net interest income after provision for loan losses	25,641,000	16,253,000	50,890,000	29,217,000

NONINTEREST INCOME
Service charges on accounts	812,000	522,000	1,582,000	887,000
Credit and debit card income	1,079,000	593,000	2,291,000	894,000
Mortgage banking income	999,000	349,000	1,687,000	412,000
Earnings on bank owned life insurance	262,000	282,000	548,000	581,000
Other income	869,000	542,000	1,607,000	1,020,000
Total noninterest income	4,021,000	2,288,000	7,715,000	3,794,000

NONINTEREST EXPENSE
Salaries and benefits	11,074,000	7,037,000	21,158,000	12,267,000
Occupancy	1,479,000	914,000	3,052,000	1,626,000
Furniture and equipment	596,000	368,000	1,220,000	615,000
Data processing costs	1,872,000	1,123,000	3,642,000	2,021,000
FDIC insurance costs	483,000	224,000	960,000	401,000
Merger-related costs	0	3,453,000	0	3,830,000
Other expense	4,846,000	2,947,000	9,559,000	4,513,000
Total noninterest expense	20,350,000	16,066,000	39,591,000	25,273,000

Income before federal income tax expense	9,312,000	2,475,000	19,014,000	7,738,000

Federal income tax expense	2,754,000	966,000	5,810,000	2,649,000

Net Income	$6,558,000	$1,509,000	$13,204,000	$5,089,000

Basic earnings per share	$0.39	$0.13	$0.78	$0.50
Diluted earnings per share	$0.39	$0.13	$0.78	$0.50

Average basic shares outstanding	16,767,393	11,406,908	16,852,002	10,080,242
Average diluted shares outstanding	16,803,846	11,427,353	16,887,702	10,091,515

Mercantile Bank Corporation
Second Quarter 2015 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2015	2015	2014	2014	2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2015	2014
EARNINGS
Net interest income	$25,041	24,849	25,173	25,989	15,553	49,890	26,617
Provision for loan losses	$(600)	(400)	0	(400)	(700)	(1,000)	(2,600)
Noninterest income	$4,021	3,694	3,333	2,899	2,288	7,715	3,794
Noninterest expense	$20,350	19,241	19,596	20,741	16,066	39,591	25,273
Net income before federal income tax expense	$9,312	9,702	8,910	8,547	2,475	19,014	7,738
Net income	$6,558	6,646	6,293	5,947	1,509	13,204	5,089
Basic earnings per share	$0.39	0.39	0.37	0.35	0.13	0.78	0.50
Diluted earnings per share	$0.39	0.39	0.37	0.35	0.13	0.78	0.50
Average basic shares outstanding	16,767,393	16,937,630	16,919,559	16,852,050	11,406,908	16,852,002	10,080,242
Average diluted shares outstanding	16,803,846	16,978,591	16,965,665	16,900,924	11,427,353	16,887,702	10,091,515

PERFORMANCE RATIOS
Return on average assets	0.92%	0.94%	0.86%	0.82%	0.32%	0.93%	0.62%
Return on average equity	7.97%	8.19%	7.70%	7.46%	2.94%	8.06%	5.68%
Net interest margin (fully tax-equivalent)	3.83%	3.83%	3.79%	3.95%	3.62%	3.83%	3.53%
Efficiency ratio	70.02%	67.41%	68.74%	71.80%	90.05%	68.73%	83.10%
Full-time equivalent employees	656	642	653	640	645	656	645

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	4.78%	4.84%	4.90%	5.03%	4.85%	4.81%	4.70%
Yield on securities	2.15%	2.17%	2.17%	2.24%	2.79%	2.16%	3.69%
Yield on other interest-earning assets	0.25%	0.25%	0.25%	0.19%	0.24%	0.25%	0.25%
Yield on total earning assets	4.23%	4.25%	4.23%	4.39%	4.30%	4.24%	4.25%
Yield on total assets	3.89%	3.92%	3.89%	4.03%	3.96%	3.90%	3.93%
Cost of deposits	0.31%	0.34%	0.36%	0.34%	0.61%	0.33%	0.85%
Cost of borrowed funds	1.35%	1.36%	1.37%	1.52%	1.49%	1.35%	1.38%
Cost of interest-bearing liabilities	0.54%	0.56%	0.59%	0.58%	0.87%	0.55%	0.93%
Cost of funds (total earning assets)	0.40%	0.42%	0.44%	0.44%	0.68%	0.41%	0.72%
Cost of funds (total assets)	0.37%	0.39%	0.41%	0.40%	0.62%	0.38%	0.67%

PURCHASE ACCOUNTING ADJUSTMENTS
Loan portfolio - increase interest income	$1,494	1,416	1,507	1,175	512	2,910	512
Time deposits - reduce interest expense	$587	588	588	588	196	1,175	196
FHLB advances - reduce interest expense	$11	11	11	11	4	22	4
Trust preferred - increase interest expense	$171	171	171	171	57	342	57
Core deposit intangible - increase overhead	$768	794	794	794	265	1,562	265

CAPITAL
Tangible equity to tangible assets	9.44%	9.54%	9.30%	9.07%	8.82%	9.44%	8.82%
Tier 1 leverage capital ratio	11.58%	11.61%	11.15%	11.01%	16.67%	11.58%	16.67%
Common equity risk-based capital ratio	10.94%	11.17%	NA	NA	NA	10.94%	NA
Tier 1 risk-based capital ratio	12.97%	13.22%	13.57%	13.17%	13.10%	12.97%	13.10%
Total risk-based capital ratio	13.63%	14.07%	14.43%	14.04%	14.00%	13.63%	14.00%
Tier 1 capital	$325,304	326,947	314,752	307,562	302,365	325,304	302,365
Tier 1 plus tier 2 capital	$341,865	347,997	334,793	327,936	323,221	341,865	323,221
Total risk-weighted assets	$2,509,001	2,473,399	2,319,404	2,335,589	2,308,746	2,509,001	2,308,746
Book value per common share	$19.85	19.69	19.33	19.04	18.77	19.85	18.77
Tangible book value per common share	$16.02	15.89	15.49	15.05	14.73	16.02	14.73
Cash dividend per common share	$0.14	0.14	0.12	0.12	2.12	0.28	2.24

ASSET QUALITY
Gross loan charge-offs	$4,383	448	466	345	103	4,831	691
Recoveries	$494	1,858	132	263	705	2,352	1,326
Net loan charge-offs (recoveries)	$3,889	(1,410)	334	82	(602)	2,479	(635)
Net loan charge-offs to average loans	0.73%	(0.27% )	0.06%	0.02%	(0.18% )	0.23%	(0.11% )
Allowance for loan losses	$16,561	21,050	20,041	20,374	20,856	16,561	20,856
Allowance to originated loans	1.10%	1.58%	1.54%	1.72%	1.82%	1.10%	1.82%
Nonperforming loans	$8,103	26,267	29,434	6,071	5,741	8,103	5,741
Other real estate/repossessed assets	$2,033	1,664	1,995	2,659	2,878	2,033	2,878
Nonperforming loans to total loans	0.37%	1.24%	1.41%	0.29%	0.28%	0.37%	0.28%
Nonperforming assets to total assets	0.35%	0.97%	1.09%	0.30%	0.30%	0.35%	0.30%

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2015	2015	2014	2014	2014
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2015	2014

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$380	383	413	436	463	380	463
Construction	$0	0	0	0	22	0	22
Owner occupied / rental	$3,316	3,224	4,951	5,252	4,867	3,316	4,867
Commercial real estate:
Land development	$184	197	209	222	327	184	327
Construction	$0	0	0	0	0	0	0
Owner occupied	$2,726	17,634	18,338	906	1,475	2,726	1,475
Non-owner occuiped	$3,286	910	1,075	1,585	1,198	3,286	1,198
Non-real estate:
Commercial assets	$212	5,565	6,401	296	267	212	267
Consumer assets	$32	18	42	33	0	32	0
Total nonperforming assets	10,136	27,931	31,429	8,730	8,619	10,136	8,619

NONPERFORMING ASSETS - RECON
Beginning balance	$27,931	31,429	8,730	8,619	8,692	31,429	9,569
Additions - originated loans	$2,972	584	24,734	1,215	164	3,556	338
Merger-related activity	$166	105	160	830	1,187	271	1,187
Return to performing status	$0	(5)	(779)	0	0	(5)	0
Principal payments	$(16,414)	(3,203)	(227)	(864)	(523)	(19,617)	(972)
Sale proceeds	$(220)	(538)	(982)	(910)	(790)	(758)	(1,291)
Loan charge-offs	$(4,236)	(371)	(145)	0	(67)	(4,607)	(168)
Valuation write-downs	$(63)	(70)	(62)	(160)	(44)	(133)	(44)
Ending balance	$10,136	27,931	31,429	8,730	8,619	10,136	8,619

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$622,073	587,675	550,629	541,805	538,791	622,073	538,791
Land development & construction	$47,622	56,050	51,977	52,218	55,948	47,622	55,948
Owner occupied comm'l R/E	$422,354	431,995	430,406	412,470	411,116	422,354	411,116
Non-owner occupied comm'l R/E	$603,724	566,152	559,594	584,422	588,752	603,724	588,752
Multi-family & residential rental	$124,658	117,477	122,772	95,649	93,939	124,658	93,939
Total commercial	$1,820,431	1,759,349	1,715,378	1,686,564	1,688,546	1,820,431	1,688,546
Retail:
1-4 family mortgages	$201,907	208,425	214,696	217,751	215,908	201,907	215,908
Home equity & other consumer	$149,494	152,986	159,203	163,950	169,028	149,494	169,028
Total retail	$351,401	361,411	373,899	381,701	384,936	351,401	384,936
Total loans	$2,171,832	2,120,760	2,089,277	2,068,265	2,073,482	2,171,832	2,073,482

END OF PERIOD BALANCES
Loans	$2,171,832	2,120,760	2,089,277	2,068,265	2,073,482	2,171,832	2,073,482
Securities	$381,013	427,392	446,611	473,235	494,501	381,013	494,501
Other interest-earning assets	$93,620	106,146	128,984	82,545	60,123	93,620	60,123
Total earning assets (before allowance)	$2,646,465	2,654,298	2,664,872	2,624,045	2,628,106	2,646,465	2,628,106
Total assets	$2,875,944	2,877,184	2,893,379	2,863,104	2,879,282	2,875,944	2,879,282
Noninterest-bearing deposits	$612,222	568,843	558,738	535,101	515,646	612,222	515,646
Interest-bearing deposits	$1,666,572	1,710,681	1,718,177	1,736,607	1,787,615	1,666,572	1,787,615
Total deposits	$2,278,794	2,279,524	2,276,915	2,271,708	2,303,261	2,278,794	2,303,261
Total borrowed funds	$258,599	254,365	279,790	254,203	249,631	258,599	249,631
Total interest-bearing liabilities	$1,925,171	1,965,046	1,997,967	1,990,810	2,037,246	1,925,171	2,037,246
Shareholders' equity	$328,971	332,788	328,138	320,993	316,138	328,971	316,138

AVERAGE BALANCES
Loans	$2,147,040	2,119,464	2,085,844	2,075,087	1,377,986	2,133,329	1,219,670
Securities	$404,311	440,380	459,920	484,345	267,273	422,246	207,549
Other interest-earning assets	$89,357	87,620	109,128	66,207	89,741	88,493	93,209
Total earning assets (before allowance)	$2,640,708	2,647,464	2,654,892	2,625,639	1,735,000	2,644,068	1,520,428
Total assets	$2,865,427	2,873,032	2,889,475	2,862,349	1,882,618	2,869,863	1,653,632
Noninterest-bearing deposits	$591,500	557,603	561,031	532,997	318,632	574,645	266,621
Interest-bearing deposits	$1,681,437	1,723,684	1,736,242	1,757,162	1,169,863	1,702,444	1,031,052
Total deposits	$2,272,937	2,281,287	2,297,273	2,290,159	1,488,495	2,277,089	1,297,673
Total borrowed funds	$251,996	251,418	254,290	245,522	176,946	251,708	166,552
Total interest-bearing liabilities	$1,933,433	1,975,102	1,990,532	2,002,685	1,346,809	1,954,152	1,197,604
Shareholders' equity	$330,126	329,246	324,075	316,410	205,558	330,402	180,780